Exhibit 99.1
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USG CORPORATION REPORTS RECORD FIRST QUARTER 2006
NET SALES OF $1.5 BILLION AND $256 MILLION IN OPERATING PROFIT;
CHARGE FOR POST-PETITION INTEREST AND FEES
RESULTS IN NET LOSS OF $141 MILLION
     First Quarter 2006 vs. First Quarter 2005
     • Record net sales up 25 percent
     • Record operating profit increased by $132 million
     • Record shipments in Gypsum and Distribution segments
     CHICAGO, April 25, 2006 — USG Corporation (NYSE:USG), a leading building products company, today reported first quarter net sales of $1.5 billion. Net sales increased $292 million, or 25 percent, from net sales of $1.2 billion reported in the first quarter of 2005. Operating profit more than doubled to $256 million, compared with operating profit of $124 million reported in last year’s first quarter. The quarter’s strong results reflect record gypsum wallboard shipments, as well as strong performance of key complementary products in the North American Gypsum and Building Products Distribution operating segments.
     “We are very pleased with our record first quarter results — all three of USG’s businesses are performing very well,” commented USG Corporation Chairman and CEO William C. Foote. “We achieved the highest net sales for any quarter in our 104-year history. U.S. Gypsum shipped
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/2
more Sheetrock® Brand gypsum wallboard in the first quarter than ever before. Our Building Products Distribution Business achieved record shipments and the Worldwide Ceilings business exhibited strong operating profit improvement.”
     A net loss of $141 million, or $3.15 per share, was recorded for the first quarter of 2006. The loss included an after-tax charge of $300 million, or $6.70 per share, for post-petition interest and fees related to pre-petition obligations (primarily debt and trade payables) that are expected to be paid upon the corporation’s planned emergence from bankruptcy later this year. Net earnings of $77 million, or $1.77 per share, were recorded in the first quarter of 2005.
     “USG is positioned for long-term growth,” Foote continued. “Our strategies of investing in and strengthening our businesses have facilitated the corporation’s plan to emerge from bankruptcy later this year. Our record-setting operating performance reflects strong industry leadership, efficient, low-cost manufacturing operations, expansion of our distribution business and a commitment of resources and capital for providing customers with innovative building solutions and excellent service.”
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded first quarter 2006 net sales of $931 million, an increase of $206 million, or 28 percent, from the first quarter of 2005. Operating profit increased by $104 million to $211 million.
     United States Gypsum Company realized first quarter 2006 net sales of $834 million and operating profit of $189 million. Net sales increased by $180 million, or 28 percent, and operating profit more than doubled compared with the first quarter of 2005. The increases in net sales and operating profit reflect improved selling prices and record shipments of
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/3
Sheetrock Brand gypsum wallboard. Favorable performance for the company’s complementary product lines also contributed to higher sales and operating profit. In addition, U.S. Gypsum achieved strong pricing and volume for market leader Sheetrock Brand joint compound and record shipments of Fiberock® Brand gypsum fiber panels, which further improved the company’s performance during the quarter. Benefits from these results were partially offset by higher energy and raw material costs.
     U.S. Gypsum’s nationwide average realized price of gypsum wallboard was $170.77 per thousand square feet during the first quarter, an increase of 28 percent, compared with the first quarter last year. The robust level of activity in the new housing and residential repair and remodel markets, which together account for nearly two-thirds of all demand for gypsum wallboard, and near-capacity utilization rates for the industry, have resulted in strong demand and higher selling prices for gypsum wallboard.
     U.S. Gypsum’s wallboard shipments in the first quarter were a record for any quarter in its history. U.S. Gypsum shipped 2.96 billion square feet of wallboard, 10 percent higher than the 2.69 billion square feet of wallboard shipped in last year’s first quarter. U.S. Gypsum’s wallboard plants operated at 99 percent of capacity during the quarter.
     The gypsum division of Canada-based CGC Inc. reported first quarter 2006 net sales of $86 million and operating profit of $12 million. Net sales increased by $11 million, or 15 percent, while operating profit was unchanged versus the first quarter of 2005. Higher shipments of Sheetrock Brand gypsum wallboard, as well as the favorable effects of currency translation, were offset by higher manufacturing costs.
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/4
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported first quarter net sales of $186 million, an increase of $16 million, compared with the first quarter of 2005. Operating profit in the first quarter of 2006 was $20 million, an increase of $8 million, compared with the same period last year.
     USG’s domestic ceilings business, USG Interiors, reported net sales and operating profit of $127 million and $14 million, respectively. This compared with net sales of $117 million and operating profit of $6 million in the first quarter of 2005. Improved selling prices for ceiling tile and higher shipments of ceiling grid were partially offset by higher manufacturing costs for ceiling tile. The gains reflect a rebound in the commercial construction market, which has benefited from declining office vacancy rates, job growth and improved corporate investment.
     USG International reported net sales and operating profit of $54 million and $3 million, respectively, in the first quarter of 2006. This compared with net sales of $51 million and operating profit of $3 million for the same period a year ago. Net sales increased 6 percent from the first quarter of 2005 due primarily to increased demand for gypsum-related products in Europe, Latin America and the Pacific region, partially offset by lower sales of ceiling tile products. Operating profit was unchanged as higher overhead costs offset the profit contribution from increased sales. The ceilings division of Canada-based CGC Inc. reported net sales of $16 million and $3 million in operating profit. Net sales and operating profit for the same period a year ago were $13 million and $3 million, respectively.
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/5
Building Products Distribution
     L&W Supply, USG’s building products distribution business, reported first quarter 2006 net sales of $604 million, a record for any quarter in its history. This represented an increase of $148 million, or 32 percent, versus the first quarter of 2005. Operating profit reached an all-time high, more than doubling to $53 million from $26 million reported in last year’s first quarter.
     The improved results reflect record shipments for gypsum wallboard and complementary building products, such as drywall metal, ceiling products and joint compound. Results also benefited from higher prices for gypsum wallboard. Selling prices for L&W Supply’s gypsum wallboard increased 28 percent versus the first quarter of 2005. Sales of products other than gypsum wallboard were up 14 percent compared with last year’s first quarter.
Business Outlook
     The corporation continues to focus its attention and capital investments on improving customer service, manufacturing costs and operating efficiencies, as well as strategic investments to grow its businesses. In addition, the corporation is keenly focused on its reorganization plan and is on track to emerge from Chapter 11 proceedings this summer.
     The outlook for the corporation’s markets in 2006 remains very positive, despite the recent moderation in some demand indicators. Lower levels of housing affordability and rising mortgage interest rates, for example, suggest that demand from both the new housing and residential remodeling markets, which have been at record levels, may soften in the latter part of the year. The fundamentals for nonresidential building remain solid, and modest growth is expected in this market in 2006. In addition, the corporation’s operating subsidiaries, like many other companies, face many ongoing cost pressures, particularly in the areas of energy and raw materials.
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/6
Other Consolidated Information
     First quarter 2006 selling and administrative expenses totaled $99 million, an increase of $10 million, or 11 percent, year-over-year. Expenses were higher in the 2006 period due primarily to increased levels of compensation and benefits and funding for growth initiatives. Selling and administrative expenses as a percent of net sales were 6.8 percent, down from 7.6 percent in the comparable 2005 period.
     USG incurred Chapter 11 reorganization expenses of $2 million in the first quarter of 2006, compared with $1 million in the last year’s first quarter. For the first quarter of 2006 and 2005, respectively, these expenses consisted of $14 million and $6 million in legal and financial advisory fees, partially offset by bankruptcy-related interest income of $12 million and $5 million, respectively. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.
     During the quarter, the corporation recorded interest expense of $486 million. Of this amount, $484 million ($300 million after-tax) represented a charge for post-petition interest and fees from June 25, 2001 (the date USG entered bankruptcy, or the “Petition Date”) through March 31, 2006, related to pre-petition obligations (primarily debt and trade payables) which are expected to be paid upon emergence from bankruptcy as outlined in the plan of reorganization. Interest expense of $1 million was recorded in the first quarter of 2005. In accordance with SOP 90-7, virtually all of the corporation’s outstanding debt has been classified as liabilities subject to compromise, and from the Petition Date through December 31, 2005, interest expense on this debt and other pre-petition obligations had not been accrued or recorded.
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/7
     As of March 31, 2006, USG had $1.5 billion of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis. This compared with $1.2 billion reported on March 31, 2005 and $1.6 billion reported on December 31, 2005. Capital expenditures in the first quarter of 2006 were $52 million, compared with $33 million in the corresponding 2005 period.
Chapter 11 Reorganization
     USG and its principal domestic subsidiaries (collectively, “the Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.
     On April 7, 2006, Judge Judith K. Fitzgerald, the bankruptcy judge presiding over the Debtors’ Chapter 11 cases, approved the Debtors’ disclosure statement and plan voting procedures, clearing the way for the Debtors to begin soliciting votes from asbestos personal injury claimants for the plan of reorganization. USG filed the disclosure statement and plan of reorganization in connection with its plan to emerge from Chapter 11 later this year. Voting on the plan ends June 2, 2006, and hearings on confirmation of the plan are scheduled for June 15 and 16. The plan of reorganization, disclosure statement and related exhibits are available on the corporation’s Web site, www.usg.com.
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USG CORPORATION REPORTS FIRST QUARTER RESULTS/8
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.
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     This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of the Corporation’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 Cases, including the ultimate outcome and costs associated with the Corporation’s plan of reorganization and its obligations that remain after it emerges from its Chapter 11 reorganization, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the Corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee benefit costs; loss of one or more major customers; capacity constraints; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2006	2005

Net sales	$1,465	$1,173
Cost of products sold	1,108	959

Gross profit	357	214
Selling and administrative expenses	99	89
Chapter 11 reorganization expenses	2	1

Operating profit	256	124
Interest expense	486	1
Interest income	(3)	(2)

Earnings (loss) before income taxes	(227)	125
Income tax expense (benefit)	(86)	48

Net earnings (loss)	(141)	77

Earnings (loss) per common share:
Basic	(3.15)	1.77
Diluted	(3.15)	1.77

Other Information:
Depreciation, depletion and amortization	33	30
Capital expenditures	52	33

Average common shares	44,729,100	43,327,008
Average diluted common shares	44,729,100	43,506,597

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2006	2005
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$834	$654
CGC Inc. (gypsum)	86	75
Other subsidiaries*	64	40
Eliminations	(53)	(44)

Total	931	725

Worldwide Ceilings:
USG Interiors, Inc.	127	117
USG International	54	51
CGC Inc. (ceilings)	16	13
Eliminations	(11)	(11)

Total	186	170

Building Products Distribution:
L&W Supply Corporation	604	456

Eliminations	(256)	(178)

Total USG Corporation	1,465	1,173

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	189	93
CGC Inc. (gypsum)	12	12
Other subsidiaries*	10	2

Total	211	107

Worldwide Ceilings:
USG Interiors, Inc.	14	6
USG International	3	3
CGC Inc. (ceilings)	3	3

Total	20	12

Building Products Distribution:
L&W Supply Corporation	53	26

Corporate	(28)	(23)
Chapter 11 reorganization expenses	(2)	(1)
Eliminations	2	3

Total USG Corporation	256	124

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$1,083	$936
Short-term marketable securities	280	234
Restricted cash	95	78
Receivables (net of reserves — $15 and $14)	639	453
Inventories	341	315
Income taxes receivable	6	6
Deferred income taxes	31	2
Other current assets	157	155

Total current assets	2,632	2,179

Long-term marketable securities	—	329
Property, plant and equipment (net of accumulated depreciation and depletion — $1,013 and $982)	1,966	1,946
Deferred income taxes	1,625	1,423
Goodwill	105	64
Other assets	194	201

Total Assets	6,522	6,142

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	321	281
Accrued expenses	227	275
Deferred income taxes	—	6
Income taxes payable	128	38

Total current liabilities	676	600

Deferred income taxes	30	28
Other liabilities	481	476
Liabilities subject to compromise	5,831	5,340

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock	—	—
Common stock	5	5
Treasury stock	(213)	(219)
Capital received in excess of par value	439	435
Accumulated other comprehensive income	9	72
Retained earnings (deficit)	(736)	(595)

Total stockholders’ equity (deficit)	(496)	(302)

Total Liabilities and Stockholders’ Equity (Deficit)	6,522	6,142